Exhibit 10.45
NON-EMPLOYEE DIRECTOR COMPENSATION ARRANGEMENTS
     Effective July 24, 2007, non-employee directors of GTx, Inc. (the “Company”) receive the following compensation for their service on the Company’s Board of Directors (the “Board”) and its committees. The stock option grants referenced below are automatically granted under the Company’s Amended and Restated 2004 Non-Employee Directors’ Stock Option Plan. Non-employee directors may elect to defer all or a portion of their cash fees under the Company’s Directors’ Deferred Compensation Plan.
     Non-Employee Directors:
1)	Cash retainers payable in quarterly increments based on an annualized rate of $20,000 a year, or $30,000 a year for the Chair of the Audit Committee.

2)	Meeting fees: $1,500 for each Board and committee meeting attended in person and $750 for each Board and committee meeting attended by phone, payable quarterly in arrears.

3)	Annual stock option grant to purchase 8,000 shares of the Company’s common stock (automatically granted one day following each year’s annual meeting of stockholders) that vests in a series of three successive equal annual installments measured from the date of grant; provided, however, that if a non-employee director has not been serving as a non-employee director for the entire period since the preceding annual meeting of stockholders, the number of shares subject to such individual’s annual grant is reduced pro rata for each full month prior to the date of grant during which such individual did not serve as a non-employee director. The number of shares subject to these annual grants may be increased or decreased by the Board in its sole discretion.
     New Non-Employee Directors—One Time Grant: Upon each non-employee director first becoming a director, he or she will be automatically granted on the date on which such person first becomes a director, a stock option to purchase 10,000 shares of the Company’s common stock that vests in a series of three successive equal annual installments measured from the date of grant. The number of shares subject to these initial grants may be increased or decreased by the Board in its sole discretion.